SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.  20549

                                        FORM 8-K

                                     CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) January 14, 1998

                             HOME HOLDINGS INC.

                 (Exact name of registrant as specified in its charter)

      Delaware                      0-19347                13-3584978
 (State of Incorporation)    (Commission file number)    (I.R.S. Employer
                                                         Identification No.)

            59 Maiden Lane, New York, New York       10038-4548
          (Address or principal executive office)    (Zip Code)

           Registrant's telephone number including area code (212) 530-6600



               Item 5.  Other Events

                         The Registrant announced today that, pursuant
               to a resolution of its Board of Directors, it had filed today a voluntary petition for bankruptcy relief and a pre-arranged plan of reorganization (the "Plan") under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (Case No. 98 B 40319 (JHG)). The filing of the Plan culminates several months of negotiations among representatives of the Registrant's principal shareholders-- Home Holdings Inc. Stock Trust, a trust for the shareholders of Trygg-Hansa AB ("Trygg-Hansa") (through its subsidiary Trygg-Hansa Holding B.V.) and Zurich Home Investments Limited--and an unofficial committee of holders of the Registrant's 7-7/8% Senior Notes due December 15, 2003, 7-7/8% Senior Sinking Fund Notes due December 15, 2003 and 7% Senior Notes due December 15, 1998 (the "Notes").

                         Under the Plan, the senior creditors of Home
               Holdings (including the holders of the Notes) would exchange their existing notes, in the aggregate principal amount of $280 million, for new notes having an estimated principal value of approximately $70 million and Earn Out Notes. Zurich Centre Group would agree to commence a tender offer to purchase the new notes at a price equal to 99% of principal plus accrued interest within 60 days after the Plan becomes effective. Payments on the Earn Out Notes would be based on savings related to the Registrant's net operating loss tax carryforwards. In addition to the senior creditors, Trygg-Hansa would receive Earn Out Notes in exchange for certain junior notes issued by the Registrant to Trygg-Hansa, and The Home Insurance Company, a New Hampshire domiciled property and casualty insurance company and the principal wholly-owned subsidiary of Home Holdings ("Home Insurance"), would receive Earn Out Notes in exchange for a release of its claims against under a tax sharing agreement, dated February 13, 1991, by and between the Registrant and Home Insurance.

                         Also under the Plan, upon its emergence from
               Chapter 11, the Registrant would transfer all of the outstanding stock of Home Insurance to a New Hampshire limited liability company, which would be managed by a New Hampshire corporation jointly owned by Zurich Home Investments Limited and, subject to regulatory approval, Trygg-Hansa. All of the beneficial interest in the limited liability company would be transferred to the senior creditors of Home Holdings, and Risk Enterprise Management Limited would continue to manage the run-off operations of Home Insurance.

                         The New Hampshire Insurance Commissioner, who
               made Home Insurance subject to an order of formal supervision in March, 1997, has consented to those aspects of the reorganization that are within the scope of his authority and pre-requisite to the reorganization.

                         In connection with the filing of the Plan, the
               Board of Directors of the Registrant voted on January 14, 1998 to suspend its pending request that Home Insurance pay a dividend to the Registrant for the payment of $11,637,500.00 in interest that came due on December 15,
               1997 on the Notes.   Under the terms of the Notes, the
               Registrant has a 30-day grace period from December 15, 1997 before an Event of Default under the Indentures relating to the Notes occurs.

               Item 7.  Financial Statements, Pro Forma Financial
               Information and Exhibits

                    (c)  Exhibits.

                         (99.1)    Press release issued on January 15,
                                   1998.


                    Pursuant to the requirements of the Securities
               Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            HOME HOLDINGS INC.

               Dated: January 15, 1998      By: /s/ Richard H. Hershman
                                               __________________________
                                               Richard H. Hershman

                                            (Principal Financial and
                                            Accounting Officer through the
                                            Services Agreement, dated June
                                            12, 1995, between Risk
                                            Enterprise Management Limited, a
                                            Delaware corporation, and Home
                                            Insurance)